EXHIBIT 23.1

CONSENT OF BRYAN CAVE LLP

             We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement (Form SB-2) and related Prospectus of Telegen Corporation for the registration of ___________ shares of its common stock. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 601 of Regulation S-B.

/s/ Bryan Cave LLP

Bryan Cave LLP

Irvine, California
January 5, 2001